UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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WisdomTree, Inc.

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On May 25, 2023, WisdomTree, Inc. (“WisdomTree”) issued a press release announcing that it has sent a third letter to its stockholders regarding WisdomTree’s 2023 annual meeting of stockholders. A copy of the press release and the letter are set forth below.

WISDOMTREE REMINDS STOCKHOLDERS THAT ITS DIRECTOR NOMINEES EACH CONTRIBUTE SKILLS AND EXPERIENCE THAT ARE ESSENTIAL TO OUR BOARD AND OUR FUTURE SUCCESS

This Stands in Stark Contrast to ETFS Capital Nominees Bruce E. Aust, Tonia Pankopf and Graham Tuckwell, Who Are Unqualified to Serve on the WisdomTree Board

Our Board Has Overseen Significant Value Creation and We Have Strong Momentum – Record AUM in April 2023, Consistently Higher Global Inflows and Industry Leading Organic Growth

Replacing Even One of Our Nominees with Any of ETFS Capital’s Unqualified Candidates Would Deprive Your Board of Valuable Knowledge and Expertise and Would Disrupt Our Ability to Execute Our Strategy

New York, May 25 — WisdomTree, Inc. (NYSE: WT) (“WisdomTree” or the “Company”), a global financial innovator, today issued the following letter to its stockholders in connection with WisdomTree’s 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”), which is scheduled to be held on June 16, 2023. The letter can also be found here.

Fellow WisdomTree stockholders:

We are again writing to ask you to protect your investment in WisdomTree ahead of the 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”) on June 16 by voting the WHITE proxy card TODAY “FOR” ALL SIX of WisdomTree’s highly qualified director nominees and “WITHHOLD” on ETFS Capital’s nominees. WE URGE YOU NOT to sign any proxy card or voting instruction form sent to you by ETFS Capital Limited (“ETFS Capital”). In our first letter we described WisdomTree’s growth strategy and the clear record of performance that shows we are on the right path to long term value creation for all of our stockholders. In our second letter we shared our deep concerns regarding the disturbing track record of Graham Tuckwell, chairman of ETFS Capital and the sole driver behind this unnecessary and unwarranted proxy contest.

The WisdomTree Board already includes one director originally proposed by Mr. Tuckwell, Lynn S. Blake, and Ms. Blake has been renominated by WisdomTree. Despite that, Mr. Tuckwell, who has voting power of approximately 10%, wants more representation. He has nominated himself and two other individuals – Bruce E. Aust and Tonia Pankopf – for election to the WisdomTree Board, and targeted three of the Board’s nominees – Shamla Naidoo, Win Neuger and Frank Salerno. Each of our nominees, including the three “targeted” nominees and the three others – Lynn S. Blake, Daniela Mielke, and Jonathan Steinberg – contributes valuable skills and experience, the benefits of which would be lost to WisdomTree if even one of them were replaced by any of the unqualified ETFS Capital nominees.

Click here for a chart comparing our nominees to the ETFS Capital nominees.

ETFS CAPITAL NOMINEES BRUCE E. AUST, TONIA PANKOPF AND GRAHAM TUCKWELL ARE UNQUALIFIED TO SERVE ON THE WISDOMTREE BOARD

THEY HAVE NO SKILLS OR COMPETENCIES THAT OUR BOARD MEMBERS DO NOT ALREADY POSSESS AND THEIR TRACK RECORDS DO NOT INSPIRE CONFIDENCE

The two other individuals Mr. Tuckwell has recruited for this proxy contest and paid to serve on his slate lack the relevant experience and expertise to enhance the WisdomTree Board, and do not come close to compensating for what we would lose should they replace any of our nominees. Neither Mr. Aust nor Ms. Pankopf bring any public company C-suite experience or ETF operational experience. They also do not have any digital or technology experience, a skillset we need on our Board as we invest in growth initiatives, including digital assets, tokenization and blockchain-enabled finance.

Tonia Pankopf Has a History of Stockholder Value Destruction

•

Ms. Pankopf has a checkered business past, including multiple instances of stockholder value destruction – all three of the public companies at which she has served as a director experienced significant underperformance compared to the S&P 500 during her tenure. While serving as a director and Audit Committee Chair of Landec Corporation (now known as Lifecore Biomedical), she oversaw significant total shareholder return (TSR) underperformance of negative 173.1% versus the S&P 500 over her tenure, as well as a stock price decline of 26.4% during the last ~5 years of her tenure.[1]

•

During her tenure as a director at Landec Corporation, that company also had to restate its financials in part due to a material weakness in its internal control over financial reporting, which was the responsibility of the Audit Committee chaired by Ms. Pankopf. In addition, one month before the company announced the restatement, Landec’s CEO was terminated, and four directors (including Ms. Pankopf) resigned or agreed not to stand for re-election.

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Ms. Pankopf’s business, Pareto Advisors, is a healthcare consultancy, and her public company board experience is limited to closed-end funds and a biomedical company, neither of which are comparable to running a company like WisdomTree.

•

Finally, Ms. Pankopf appears to be a “dissident director for hire” candidate who has previously been nominated for election on another dissident’s slate for campaigns at two other companies without being elected or appointed to either board.

Bruce Aust Would Not Add Value to WisdomTree or Its Board

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Mr. Aust is currently a Strategic Advisor at Anthemis Group, which recently announced a restructuring, terminating the employment of ~28% of its employees amid rumors of challenges to obtaining capital commitments “due to less than top quartile returns.”[2]

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He has no public company C-suite experience, and his only public company board experience is as a director of Anthemis Digital Acquisitions I Corp, a SPAC that is in liquidation after failing to consummate a transaction.

•	Mr. Aust served on the SPAC board for less than two years during which the company had no business operations or revenues.

•	He was appointed to the board only when the company needed an independent director to fill a seat on its audit committee, given SEC and Nasdaq listing rules requiring director independence.

•

During Mr. Aust’s long tenure at NASDAQ, he narrowly specialized in selling new IPO listings. While no doubt valuable to his prior employer, this work has no bearing on WisdomTree’s business and the experience he gained will add no value to our Board.

Graham Tuckwell is Simply Unfit to Serve on Our Board

•

Mr. Tuckwell brings no new skills to the Board. He has repeatedly insisted that the Board needs additional ETF experience, which he would supposedly provide. This is not accurate – six of our nine directors already have ETF experience, including both Win Neuger and Frank Salerno, two of the directors he seeks to unseat. But ironically, Mr. Tuckwell’s nominees cannot claim any ETF experience, which undermines whatever case he’d like to make about the need for ETF expertise on our Board.

[1]	TSR per FactSet calculated between November 13, 2012 to November 1, 2022 (i.e. total Board tenure) and November 1, 2017 to November 1, 2022, respectively (i.e. last five years of Board tenure)
[2]	TechCrunch. “Fintech focused VC firm Anthemis Group lays off 28% of staff as part of restructuring”. Published April 25, 2023

•

What Mr. Tuckwell would contribute to the Board is a track record of self-dealing, violations of fiduciary responsibility and conflicts of interest that pit his financial agenda against the needs of other WisdomTree stockholders.

•

As we’ve written previously, Mr. Tuckwell’s character and conduct lead us to fear he would be toxic to WisdomTree’s Board and disrupt our ability to execute our strategy, rendering it all but impossible for the Board to do its job and act in the best interests of stockholders.

Based on his public communications, we wonder if Mr. Tuckwell is even familiar with the background of his own nominees. He has criticized the Board for – in his words – nominating “an individual with no ETF experience” and “no public board experience” (except a SPAC), ignoring that he himself has nominated two individuals with no ETF experience, one of whom has no public board experience except for a SPAC that is currently being liquidated.

WE HAVE DELIBERATELY ASSEMBLED A DIVERSE BOARD WITH THE RIGHT BALANCE OF EXPERIENCE AND NEW SKILLS TO GUIDE WISDOMTREE FORWARD

We take Board composition and refreshment very seriously, recognizing that having the right mix of Board members is a continuous and active process. We seek to ensure that just as the Company grows and adapts to changing business opportunities and market conditions, so does our Board. In recent years, we have enhanced WisdomTree’s corporate governance practices and made significant strides in continuing to broaden the skillsets and expertise of our Board in line with our business objectives, appointing new, engaged and diverse directors who have the qualifications and experience we need and don’t already have.

While we always are open to evaluating candidates recommended by our stockholders, they must have the requisite skills and experience. The Board’s Nominating and Governance Committee is focused on identifying candidates with expertise that is relevant to WisdomTree’s current strategy and is not already thoroughly represented by our existing directors – this is why we believe strongly in the value of our most recently appointed director Daniela Mielke and our new nominee Shamla Naidoo. These two women have immense experience across fintech and digital payments, cybersecurity and technology innovation and transformation at top-tier global companies. They add this vital knowledge and experience to our Board and bring insights pertaining to integral elements of our strategy today.

We don’t have room on our Board for directors who will not make immediate and substantive contributions. We simply do not need Mr. Tuckwell or his candidates, who do not measure up against the caliber of directors we have recently appointed and nominated. Since 2021, we have appointed five new, diverse directors who now make up a majority of the Board and have nominated another new candidate with a diverse background. These newer directors benefit from the institutional knowledge of longer-tenured directors like Frank Salerno and Win Neuger, providing WisdomTree with the ideal mix of experienced insights and fresh perspectives.

THE RIGHT BOARD FOR WISDOMTREE3

•	FIVE of our nine directors were appointed since 2021

•	100% of the directors appointed since 2021 are diverse

•	44% of our directors are women

•	33% of our directors are racially diverse

•	SIX of our directors have extensive ETF experience

[3]	Assumes the election of all WisdomTree nominees.

•	THREE of our nominees have valuable institutional knowledge

•	TWO of our nominees have significant digital and tech experience

•	ONE of our nominees was originally proposed by ETFS Capital

REPLACING EVEN ONE OF OUR NOMINEES WITH ANY OF ETFS CAPITAL’S UNQUALIFIED CANDIDATES WOULD DEPRIVE YOUR BOARD OF VALUABLE KNOWLEDGE AND EXPERTISE AND WOULD DISRUPT OUR ABILITY TO EXECUTE OUR STRATEGY

ETFS Capital has chosen to target two sitting directors who have been essential in building WisdomTree and one new nominee who will be essential in helping us continue to build the Company’s future. If even one of our nominees is replaced, WisdomTree will lose valuable skills and integral knowledge and their potential replacements will bring absolutely nothing that the Board doesn’t already have. Below we have detailed their numerous professional accomplishments that are relevant to WisdomTree, and the contributions each brings to the Company. Click here for our full nominee biographies and headshots.

SHAMLA NAIDOO – new independent director nominee and technology, data and innovation leader who will bring to WisdomTree deep expertise in digital transformation

✓	Experience in digital transformation with expertise in cybersecurity, intellectual property, information technology and data

✓

Strong track record of helping organizations in more than 20 countries recognize the impact of digital transformation globally and advise their stakeholders on predicting and navigating the necessary changes in laws and regulations

✓	Extensive C-suite experience leading digital strategies for several public companies, such as IBM, Elevance Health (WellPoint), Marriott (Starwood) and Northern Trust

✓

While at IBM, created and influenced the security culture of 500,000 employees and partners, supervised 80,000 engineers and managed the risk of cybersecurity threats while supporting innovation and business growth

✓	Licensed attorney who teaches courses on law, technology and privacy at the University of Illinois Chicago School of Law

✓	Member of the Security 50, a community of World 50, NACD (National Association of Corporate Directors) and WCD (Women’s Corporate Directors)

WIN NEUGER – asset management leader and ETF expert who contributes to the Board a stockholder perspective with investment expertise

✓	Sits on the Compensation Committee and chairs the Nominating and Governance Committee of the Board

✓	Decades of experience in senior management positions in the asset management industry, including growing AIG’s global investment portfolio into a company with $753bn in assets

✓	Provides deep understanding of WisdomTree’s business model, executive leadership experience and expertise in ETFs, accounting and financial reporting and corporate governance

✓	As chair of the Nominating and Governance Committee, oversaw significant Board refreshment, including the five new diverse directors appointed since 2021

FRANK SALERNO – independent Chair of the Board who possesses extensive traditional indexing experience and ETF expertise, and knowledge of WisdomTree’s business model and strategy

✓	Chairs the Compensation Committee of the Board

✓

Extensive senior management experience at large asset managers, including Merrill Lynch and Bankers Trust – previously Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors Americas Institutional Division

✓	Provides strategic insight into the asset management industry and competitive landscape, and brings extensive ETF and traditional indexing experience

✓	Demonstrated corporate governance experience, having overseen significant governance enhancements at WisdomTree, as well as key business and management strategy events

✓	Brings in-depth knowledge of WisdomTree to the Board and played instrumental role in building WisdomTree’s strong culture and supporting the Company’s successful growth

ALL SIX OF OUR NOMINEES HAVE DECADES OF RELEVANT EXPERIENCE VITAL TO OUR BOARD AND TO WISDOMTREE’S FUTURE SUCCESS

In addition to the three director nominees targeted by ETFS Capital, three other directors are seeking your vote for re-election. Each contributes relevant expertise and plays an important part within a collaborative, hardworking and highly effective Board.

LYNN S. BLAKE – recently added independent director with indexing and ESG acumen and decades of experience in the ETF and asset management industries

✓	Director since May 2022, after being proposed by ETFS Capital; sits on the Compensation Committee and was part of the Operations and Strategy Committee of the Board in 2022

✓	Extensive leadership in the asset management industry and provides expertise in investment management, including experience with ESG investment strategies

✓	Grew State Street’s Global Equity Beta Solutions (GEBS) business and managed more than 1,400 portfolios and ETFs with assets over $2.3 trillion while CIO of GEBS

DANIELA MIELKE – recently added independent director with financial and strategic transaction expertise and decades of experience growing financial services, payments and fintech companies

✓	Director since September 2022

✓	Extensive financial and transaction experience as an executive, founder, public company board member and advisor

✓	Provides decades of expertise in driving growth strategies at global companies, including McKinsey, PayPal and Visa

✓

Led PayPal’s growth and strategy during a time of major digital disruption in the payments industry, in addition to playing a key role in Visa International’s IPO, the largest IPO in U.S. history at the time

JONATHAN STEINBERG – financial innovator and visionary ETF expert who founded WisdomTree in 1988

✓	Provides extensive knowledge of our business, stemming from founding and developing WisdomTree’s proprietary index methodology

✓	Strategic visionary providing essential insight and guidance to the Board from a management perspective

✓	Forward-looking, innovative leader who has been crucial to WisdomTree’s growth and success

WISDOMTREE’S BOARD IS ACCOUNTABLE TO STOCKHOLDERS WITH A PROVEN RECORD OF ACTING IN THEIR BEST INTERESTS

Since 2019, WisdomTree has:

•	Begun declassifying the Board, so that all directors will be elected annually beginning in 2024

•

Formed an Operations and Strategy Committee of the Board; its recommendations led to the Board unanimously concluding that it fully supports WisdomTree’s management team, current strategy and plan for stockholder value creation

•	Appointed and subsequently re-nominated a director proposed by ETFS Capital

•	Improved stockholder rights by adopting proxy access and eliminating the cause requirement to remove directors

•	Appointed a new independent Chair

•	Named a new CFO and President / COO

•	Grown AUM from $54.1 billion to over $90.5 billion, a ~67% increase

WisdomTree’s management team is executing on our strategy and has overseen significant value creation. WisdomTree AUM grew to more than $90 billion in 2023 and has grown 36% from the beginning of 2021. In April 2023, we achieved all-time high AUM, and the first quarter of the year was the third best quarter of net inflows in Company history. Our stock is up 27% YTD as of May 23, 2023, and we believe there is significant value to be unlocked as our business continues to grow and scale. We recently announced the resolution of the Contractual Gold Payments obligation, which adds $18 million to operating income, expands WisdomTree’s operating margin by 530 basis points, yields net income of more than $13 million and is approximately 15% accretive to current 2023 consensus EPS estimates. The recent initiation of additional analyst coverage, with a “Buy” recommendation and a $9.00 price target, in addition to the April analyst upgrade in our stock, demonstrate that the investment community recognizes the value we have created and the opportunity ahead.

PROTECT YOUR INVESTMENT IN WISDOMTREE.

REJECT GRAHAM TUCKWELL AND VOTE THE WHITE PROXY CARD TODAY “FOR” ALL SIX OF WISDOMTREE’S HIGHLY QUALIFIED CANDIDATES

The Board plays a key, active role in maintaining this positive growth trajectory. Each and every director similarly plays a critical role in the boardroom. Allowing Mr. Tuckwell to replace directors will disrupt the Board’s ability to engage in thoughtful discourse and continue making decisions in the best interests of all stockholders. Your vote for WisdomTree’s nominees will ensure that the Board retains knowledge and expertise that is integral to our strategy and continues to act in the best interests of all stockholders, best positioning the Company for success. For more information, please review our comprehensive presentation for stockholders in connection with the 2023 Annual Meeting here.

Sincerely,

Lynn S. Blake, Anthony Bossone, Smita Conjeevaram, Daniela Mielke, Win Neuger, Frank Salerno, Harold Singleton III, Jonathan Steinberg

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models and solutions. We empower investors to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing next-generation digital products and structures, including digital funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.

WisdomTree currently has approximately $90.5 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this letter that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the impact and contributions of the slate of director nominees WisdomTree has nominated, the effectiveness of WisdomTree’s board refreshment process in identifying candidates with the set of skills to oversee WisdomTree’s strategy, the ability of the candidates proposed by Mr. Tuckwell to enhance WisdomTree’s board or enhance its strategy, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime™, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 28, 2023, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Additional Information and Where to Find It

WisdomTree filed a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from WisdomTree stockholders for WisdomTree’s 2023 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on WisdomTree’s Investor Relations website at https://ir.wisdomtree.com/sec-filings or by contacting Jeremy Campbell, Head of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors and stockholders can find out more about the proxy vote at the 2023 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2023 Annual Meeting”: https://ir.wisdomtree.com/2023-annual-meeting-proxy-vote.

Disclaimer

WisdomTree has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contact Information

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.646.522.2602

Jeremy.campbell@wisdomtree.com

or

Innisfree M&A Incorporated

Jonathan Salzberger / Scott Winter

+1.212.750.5833

jsalzberger@innisfreema.com / swinter@innisfreema.com

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com

or

H/Advisors Abernathy

Jeremy Jacobs / Dana Gorman

+1.202.774.5600 / +1.212.371.5999

jeremy.jacobs@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update